Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 25th day of January, 2015 by and between Anhui Renrenjia Solar Co., ltd. (the “Company”), a company organized in the People’s Republic of China (“PRC”), with an address at No. 1122 South Yanan Street, New District, Bengbu, Anhui Province P. R. China and Mr. Quan Ji, an individual with an address at _____________________ (the “Executive”), with reference to the following facts:

RECITALS

WHEREAS, the Company desires to employ Executive and to ensure the continued availability to Company of Executive’s services, and Executive desires to accept such employment from the Company and render such services, all in accordance with and subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive do hereby agree as follows:

AGREEMENT

1.           Term of Employment.

1.01.           Specified Term. The Company employs Executive, and Executive accepts employment with the Company, for a period of one year beginning on January 25, 2015, and ending on January 24, 2016. This Agreement shall be automatically renewed for additional one year terms unless either party provides the other with written notice not to renew, not less than one month prior to the end of the then existing term.

1.02.           Earlier Termination. This Agreement may be terminated earlier as hereinafter provided.

1.03.           Continuing Effect. Notwithstanding any termination of this Agreement except for termination under Section 7.02, at the end of the Term or otherwise, the provisions of Sections 10 and 11 shall remain in full force and effect and the provisions of Section 11 shall be binding upon the legal representatives, successors and assigns of the Executive.

2.           Duties and Obligations of Executive.

2.01.           Title and Description of Duties. Executive shall serve as the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or Chief Operating Officer (“COO”) and its President, Treasurer and Secretary. The Company is presently engaged in negotiations with, China Energy Technology Corp., Ltd. a U.S. public company organized as a Nevada corporation (“Pubco”), pursuant to which the Company may enter into a merger, share exchange or similar form of business combination with Pubco whereby the Company will become a wholly-owned subsidiary of Pubco and the shareholders of the Company will receive shares of Pubco common stock constituting a majority of Pubco’s then outstanding common stock. In such event, this Employment Agreement will be assumed by Pubco and the Executive shall provide the duties hereunder on behalf of Pubco. Alternatively, if requested by Pubco, Executive shall enter into a new agreement with Pubco on similar terms. Hereunder, Executive shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of a CEO/ CFO/COO, as applicable, and shall at all times be subject to the policies established by the Company’s Board of Directors.

2.02.           Loyal and Conscientious Performance of Duties. Executive agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this Agreement.

2.03.          Devotion of Entire Time to Company's Business and Exception.

(a)           Executive shall devote his full ability and attention to the business of the Company during the term of this Agreement. However, the expenditure of reasonable amounts of time for charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement.

(b)          This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. However, Executive shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Company.

2.04.          Location of Office. Executive’s principal business office shall be in Bengbu City, Anhui Province, PRC. However, Executive’s job responsibilities shall include all business travel necessary to the performance of his job.

2.05.          Adherence to Inside Information Policies. Executive acknowledges that Pubco is publicly-held and, as a result, has implemented or shall implement inside information policies designed to preclude its executives and those of its subsidiaries from violating federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to Pubco, its subsidiaries, or any third party. If applicable, Executive shall promptly execute any agreements generally distributed by Pubco to its employees requiring such employees to abide by its inside information policies.

3.           Obligations of Company.

3.01.           General Description. The Company shall provide Executive with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this Agreement.

3.02.           Indemnification of Losses of Executive. The Company shall indemnify Executive for all necessary expenditures or losses incurred by Executive in direct consequence of the discharge of his duties on the Company’s behalf.

4.           Compensation of Executive.

4.01.          Annual Salary.

(a)           As compensation for the services to be rendered by Executive hereunder, the Company shall pay Executive an annual after-tax salary (“net salary”) at the rate of RMB1,000,000 per annum (or foreign currency equivalent), payable in monthly installments in advance. The initial monthly salary payment, pro-rated for the month of March 2015, shall be payable upon execution of this Agreement. All subsequent monthly payments shall be due and payable in advance on the first of each month. The monthly payment for the final month of the term shall be pro-rated for the number of days of service to be performed in such month.

(b)           Executive may receive such annual increases in salary as may be determined by the Company’s Board of Directors in its sole discretion on or about each anniversary of the execution of this Agreement.

5.           Executive Benefits.

5.01.           Employee Benefit Programs. Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plans that are maintained by the Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations.

5.02.           Severance Package. If Executive’s employment with Company is terminated pursuant to Sections 7.03 or 7.04, Executive shall be entitled to a one (1) month severance package consisting of Executive's compensation and all benefits as provided for in Sections 5. Payments shall be made in a lump sum.

6.           Business Expenses.

6.01.          Business Expenses.

(a)           The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in performing the services hereunder. This includes business class airfare for international business trips.

(b)           Each such expenditure shall be reimbursable only if Executive furnishes to the Company adequate records and other documentary evidence for the substantiation of that expenditure.

7.           Termination of Employment.

7.01.           Death. Except as otherwise provided herein, this Agreement shall automatically terminate without act by any party upon the death of Executive. In the event of death of Executive, Executive’s estate shall receive any unpaid, earned compensation due Executive and this Agreement shall terminate.

7.02.           Termination for Cause. The Company may terminate Executive’s employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, Executive shall have no further right to compensation, bonus or reimbursement under Section 5. For purposes of this Section 7.02, “cause” shall mean: (i) Executive is convicted of a felony which is directly related to Executive’s employment or the business of the Company or could otherwise reasonably be expected to have a material adverse effect on the Company’s business, prospects or future stock price which price should be measured over a period of at least six months. Felonies involving the driving of motor vehicles shall not be grounds for termination; (ii) Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting in either case in direct material harm to the Company; (iii) Executive is found in a civil action to have breached his fiduciary duty to the Company resulting in direct profit to him; (iv) Executive is found in a civil action to have materially breached any provision of Section 10 or Section 11; (v) Executive’s repeated refusal (other than any failure to perform arising from a physical or mental disability) to act in accordance with the reasonable directions of the Company’s Board of Directors directing Executive to perform services consistent with Executive’s status as an officer of the Company, which refusal is not cured by Executive within ten (10) days of Executive’s receipt of written notice thereof from the Company (provided, however, that if such breach cannot be cured within ten (10) days and Executive commences the cure thereof and diligently pursues the same, such failure shall not constitute “cause” unless such breach is not cured in its entirety within twenty (20) days of Executive’s receipt of the written notice of breach); (vi) Executive commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties; and (vii) Executive’s material breach of any obligations of Executive which remains uncured for more than ten (10) days after written notice thereof by the Company to Executive. Executive's failure to comply with the requirements of Section 10 of this Agreement shall constitute a material breach of this Agreement. The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statute have been determined and no further appeals are permissible.

7.03.           Termination Without Cause. The Company’s Board of Directors, in its sole discretion, may terminate Executive’s employment without cause at any time upon thirty (30) days written notice. Upon effectiveness of such termination, Executive shall be entitled to the severance package provided for in Section 5.02.

7.04.           Effect Transfer of Assets, or Dissolution. This Agreement shall be automatically terminated by any voluntary or involuntary dissolution of the Company or a transfer of all or substantially all of the assets of the Company. Upon effectiveness of such termination, Executive shall be entitled to the severance package provided for in Section 5.02.

7.05.           Termination by Executive During Term. Executive may terminate his obligations under this Agreement during the term by giving the Company at least one (1) month written notice in advance.

8.            Non-Competition Agreement.

8.01.           Competition with Company. Until termination of his employment and for a period of 12 months commencing on the date of termination, Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venture, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, shall not compete with the Company or any of its affiliates in any line of business which is competitive with the business of the Company within any metropolitan area in the United States and the People’s Republic of China; provided, however, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the “Prohibited Business”) if Executive’s employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not an executive, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

8.02.           Solicitation of Customers. During the periods in which the provisions of Section 8.01 shall be in effect, Executive, directly or indirectly, will not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company that is in direct competition with the Company's business, refer Prohibited Business from any Customer to any enterprise or business other than the Company to any enterprise or business that is in direct competition with the Company's business or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer that is in direct competition with the Company's business, or any enterprise or business other than the Company. For purposes of this Agreement, the term "Customer" means any person, firm, corporation, partnership, association or other entity to which Company or any of its affiliates sold or provided goods or services during the six-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

8.03.           No Payment. Executive acknowledges and agrees that no separate or additional payment to him will be required in consideration of his undertakings in this Section 8.

9.           Non-Disclosure of Confidential Information.

9.01.           Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statutes in Delaware or any future Delaware statutes, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, the Company's budgets and strategic plans, and the identity and special needs of Customers, databases, data, all technology relating to the Company's businesses, systems, methods of operation, client or Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's executives, former executives, clients and former clients. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers (each a “Contact Person”) who are the persons with whom the Company's executives and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Company's subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of Executive, (ii) information set forth in the written records of Executive prior to disclosure to Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by Executive in writing from a third party (excluding any affiliates of Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from Executive or the Company.

9.02.           Legitimate Business Interests. Executive recognizes that the Company has legitimate business interests to protect and as a consequence, Executive agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to: (i) trade secrets; (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets including all Confidential Information; (iii) substantial relationships with specific prospective or existing Customers or clients; (iv) Customer or client goodwill associated with the Company's business; and (v) specialized training relating to the Company's technology, methods and procedures.

9.03.           Confidentiality. Following termination of employment, the Confidential Information shall be held by Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with Executive's employment by the Company. Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. Executive shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to his employment and then only with the authorization of the CEO of the Company. All records, files, materials and other Confidential Information obtained by Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Customers, as the case may be. Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the CEO of the Company.

10.          Conflicts of Interest. While employed by the Company, Executive shall not, directly or indirectly:

(a)               participate as an individual in any way in the benefits of transactions with any of the Company's Customers, including, without limitation, having a financial interest in the Company's Customers, or making loans to, or receiving loans, from, the Company's Customers;

(b)               realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with Executive's employment with the Company for Executive's personal advantage or gain; or

(c)               accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity which does business with the Company.

11.         General Provisions.

11.01.        Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:

To Executive:

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

11.02.        Attorneys’ Fees and Costs. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

11.03.        Modifications. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

11.04.        Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

11.05.        Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

11.06.        Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.07.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

11.08.        Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

11.09.        Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.10.        Arbitration. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in China International Economic and Trade Arbitration Commission (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

11.11.        Assignment. This Agreement may be assigned by the Company to an affiliated entity.

11.12.        Entire Agreement. This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company, and contains all of the covenants and Agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or Agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first above written.

COMPANY:		EXECUTIVE:

By	/s/ Quan Ji	/s/ Quan Ji
Quan Ji, President		Quan Ji

January 25, 2015		January 25, 2015
(Date)		(Date)

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